Exhibit 99.1

CONTACT:	Jeffrey N. Boyer
Chief Financial Officer and
Chief Administrative Officer
TUESDAY MORNING CORPORATION
972-934-7189

MEDIA:	Jonathan Morgan/Jennifer Sanders
PERRY STREET COMMUNICATIONS
214-965-9955

TUESDAY MORNING CORPORATION NAMES SUSAN H. DAVIDSON

AS SVP, MARKETING

— Specialty Retailing Veteran Latest to Join Senior Management Team —

DALLAS, TX, June 3, 2014 — Tuesday Morning Corporation (NASDAQ: TUES), a leading closeout retailer with 811 stores across the United States as of May 8, 2014, specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced that Susan H. Davidson has joined the Company as SVP, Marketing. She succeeds Ross Manning in this capacity, who has left the Company and is pursuing other professional opportunities.

Davidson’s 30-year career in specialty retail includes broad expertise in brand building, customer engagement, and results-driven marketing initiatives that contribute directly to revenue growth. Most recently, she served as Group Vice President for Merchandising at Sally Beauty Supply, an international specialty retailer and distributor of professional beauty supplies with annual revenues of approximately $3.5 billion. In this capacity, she directed nationwide merchandising for stores and e-commerce and spearheaded initiatives that contributed to positive increases in same store sales.  Davidson also served as Vice President for Marketing at Sally Beauty, where she focused on awareness and traffic driving programs, innovative customer loyalty initiatives, promotions and public relations, and managed all agency relationships.

“I am delighted to welcome Susan to our team of senior leaders that have a passionate commitment to the Tuesday Morning brand,” said Chief Executive Officer Michael Rouleau. “Susan’s proven expertise in developing effective marketing programs, driving customer traffic, expanding comparable store sales, and strengthening the consumer bond will be important to our success as we implement the final phase of our turnaround effort and build an organization that is capable of sustained profitability and growth in the years ahead.”

“I also want to thank Ross for 10 years of dedicated service to Tuesday Morning,” Mr. Rouleau added.  “He has been a valuable contributor, and we wish him well in his future endeavors.”

Prior to her tenure at Sally Beauty, Davidson served as Senior Vice President for Marketing (including Merchandising and Direct Channel) for Things Remembered, one of the nation’s largest and most prominent retailers of personalized gifts. Earlier in her career, she served as President of Zale.com while concurrently directing efforts to improve customer service and enhance customer loyalty programs.  Davidson was also previously President of Zale-owned Gordon’s Jewelers, where she spearheaded a comprehensive rebranding effort and significantly enhanced Gordon’s market presence.

Separately, Tuesday Morning also announced today that Phillip D. Hixon, the Company’s current Vice President, Store Planning, has been promoted to Senior Vice President of Store Operations, succeeding Don Mierzwa who is retiring.  In this capacity, Hixon will be charged with overseeing all aspects of store operations. His nearly 30-year career includes operations and store development positions for Petco, Duckwall-Alco Stores, and Michaels Stores, among others.

“Don’s significant contributions to the organization include tireless efforts to improve store operations as part of our overall turnaround effort,” Mr. Rouleau concluded.  “This work has established a solid foundation for us to build upon, and we are grateful for his service.”

ABOUT TUESDAY MORNING

Tuesday Morning Corporation (NASDAQ: TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and as of May 8, 2014, operates 811 stores in 41 states.  More information and a list of store locations may be found on our website at www.TuesdayMorning.com.

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